EXHIBIT 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CENTRUE FINANCIAL CORPORATION
Centrue Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: That at a meeting of the Board of Directors of Centrue Financial Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by adding a subparagraph to Paragraph 3 of Exhibit 2 thereof so that, as amended, a new Subparagraph 3(e) shall be added to the end of said Paragraph 3 of Exhibit 2 as follows:
(e) Notwithstanding anything set forth in Paragraph 3 to the contrary, the redemption rights of the holders of Series B Preferred Stock (as set forth in this Paragraph 3) shall be, absent the receipt of written consent from the United States Department of Treasury (the “Treasury Department”), suspended and not enforceable until such time as the Treasury Department (or its assignee) ceases to own any of the Company’s preferred stock issued pursuant to the Treasury Department’s Troubled Asset Relief Program’s Capital Purchase Program.
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this December 29, 2008.

CENTRUE FINANCIAL CORPORATION

By:	/s/ Thomas A. Daiber Thomas A. Daiber
Its:	President and Chief Executive Officer

2